Exhibit 10.37

REDBACK NETWORKS INC.

1999 STOCK INCENTIVE PLAN

(AS AMENDED AND RESTATED AS OF MAY 11, 2006)

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ARTICLE 8. PAYMENT FOR OPTION AND SAR SHARES	6
8.1 General Rule	6
8.2 Surrender of Stock	7
8.3 Exercise/Sale	7
8.4 Exercise/Pledge	7
8.5 Promissory Note	7
8.6 Other Forms of Payment	7

ARTICLE 9. RESTRICTED SHARES	7
9.1 Restricted Stock Agreement	7
9.2 Payment for Awards	8
9.3 Vesting Conditions	8
9.4 Other Restrictions	8
9.5 Voting and Dividend Rights	8

ARTICLE 10. RESTRICTED STOCK UNITS	8
10.1 Grant	8
10.2 Value of Restricted Stock Units	9
10.3 Vesting Criteria and Other Terms	9
10.4 Earning Restricted Stock Units	9
10.5 Form and Timing of Payment	9
10.6 Cancellation	9

ARTICLE 11. PROTECTION AGAINST DILUTION	9
11.1 Adjustments	9
11.2 Dissolution or Liquidation	10
11.3 Reorganizations	10

ARTICLE 12. DEFERRAL OF DELIVERY OF SHARES	10

ARTICLE 13. AWARDS UNDER OTHER PLANS	11

ARTICLE 14. LIMITATION ON RIGHTS	11
14.1 Retention Rights	11
14.2 Stockholders’ Rights	11
14.3 Regulatory Requirements	11

ARTICLE 15. WITHHOLDING TAXES	11
15.1 General	11
15.2 Share Withholding	11

ARTICLE 16. LIMITATION ON PAYMENTS	12
16.1 Scope of Limitation	12
16.2 Basic Rule	12
16.3 Reduction of Payments	12
16.4 Overpayments and Underpayments	13
16.5 Related Corporations	13

ARTICLE 17. FUTURE OF THE PLAN	13
17.1 Term of the Plan	13
17.2 Amendment or Termination	13

ARTICLE 18. DEFINITIONS	13

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REDBACK NETWORKS INC.

1999 STOCK INCENTIVE PLAN

ARTICLE 1. INTRODUCTION.

The Plan was adopted by the Board effective as of the date of the Company’s initial public offering. The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Options (which may constitute incentive stock options or nonstatutory stock options), Restricted Stock Units and Stock Appreciation Rights.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

ARTICLE 2. ADMINISTRATION.

2.1 Committee Composition. The Plan shall be administered by the Committee. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, the composition of the Committee shall satisfy:

(a) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code.

2.2 Committee Responsibilities. The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards (including, but not limited to, exercise price and any acceleration or waiver of forfeiture restrictions, and any other restrictions regarding an Award or the Common Shares relating thereto), (c) interpret the Plan and the Awards, (d) to approve forms of Award Agreement for use under the Plan, (e) to create sub-plans or Plan addendums for the purpose of satisfying Applicable Laws, meeting the objectives of the Plan, and/or qualifying for preferred tax treatment under foreign tax laws, (f) to prescribe, amend, interpret and rescind rules and regulations relating to the administration, interpretation and application of the Plan that are consistent therewith, including rules and regulations relating to sub-plans or Plan addendums, (g) to modify or amend each Award (subject to Sections 6.6 and 17.2 of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options and SARs longer than is otherwise provided for in the Plan, (h) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee, and (i) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3 Committee for Non-Officer Grants. The Board may also appoint a secondary committee of the Board, which shall be composed of one or more directors of the Company who need not satisfy the requirements of Section 2.1. Such secondary committee may administer the Plan with respect to Employees and Consultants who are not considered officers or directors of the Company under Section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee.

ARTICLE 3. SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation. Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. Subject to Section 3.2, the aggregate number of Common Shares awarded under the Plan shall not exceed 11,111,864 except for the permitted increases provided for in Section 3.2 below. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article 11.

3.2 Increase in Shares. On May 6, 2006 and May 6, 2007, the aggregate number of Common Shares that may be awarded under the Plan shall automatically increase by 4,611,582 and 3,000,000 Common Shares respectively, resulting in an aggregate number of 21,822,642 Common Shares available under the Plan.

3.3 Additional Shares. If Awards granted under this Plan expire, are forfeited or repurchased, or terminate for any other reason before being exercised, then the corresponding Common Shares shall again become available for the grant of Awards under this Plan. The aggregate number of Common Shares that may be issued under the Plan upon the exercise of ISOs shall not be increased when Restricted Shares or other Common Shares are forfeited. Common Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan; provided, however, that if Restricted Shares, or Restricted Stock Units are repurchased by the Company or are forfeited to the Company, such Common Shares shall become available for future grant under the Plan. Shares used to pay the exercise price of an Award shall become available for future grant or sale under the Plan. With respect to SARs, only Common Shares actually issued pursuant to an SAR shall cease to be available under the Plan. To the extent an Award under the Plan is paid out in cash rather than stock, such cash payment shall not reduce the number of Shares available for issuance under the Plan.

ARTICLE 4. ELIGIBILITY.

4.1 Awards Other than ISOs. Only Employees, Outside Directors and Consultants shall be eligible for the grant of NSOs, Restricted Shares, Restricted Stock Units and Stock Appreciation Rights.

4.2 Incentive Stock Options. Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(6) of the Code are satisfied.

ARTICLE 5. CODE SECTION 162(M) PROVISIONS.

5.1 Option and SAR Annual Share Limit. No Participant shall be granted, in any Fiscal Year, Options or SARs covering an aggregate of more than three million Common Shares; provided, however, that such limit shall be six million in the Fiscal Year in which the Participant’s employment first commences. The limits in this Section 5.1 are subject to adjustment under Article 11.

5.2 Restricted Share and Restricted Stock Unit Annual Limit. No Participant shall be granted, in any Fiscal Year, more than 1,500,000 Common Shares in the aggregate of the following: (i) Restricted Shares or (ii) Restricted Stock Units; provided, however, that such limit shall be three million Shares in the Fiscal Year in which the Participant’s employment first commences. The limits in this Section 5.2 are subject to adjustment under Article 11.

5.3 Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Shares or Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals shall be set by the Committee on or before the latest date permissible to enable the Restricted Shares or Restricted Stock Units to qualify as “performance-based compensation” under Section 162(m) of the Code. In granting Restricted Shares or Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

ARTICLE 6. OPTIONS.

6.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Article 8.2.

6.2 Number of Shares. Each Stock Option Agreement shall specify the number of Common Shares subject to the Option, subject to the limits set forth in Section 5.1 and shall provide for the adjustment of such number in accordance with Article 11.

6.3 Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the per share Exercise Price under an ISO shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant and the Exercise Price under an NSO shall in no event be less than 30% of the Fair Market Value of a Common Share on the date of grant. Notwithstanding the foregoing, in the case of an ISO granted to a Participant who, at the time the ISO is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary or any Parent, the per share Exercise Price shall be no less than 110% of the Fair Market Value of a Common Share on the date of grant. In the case of an NSO, a Stock Option Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the NSO is outstanding. Notwithstanding the foregoing, Options may be granted with a per share Exercise Price of less than 100% of the Fair Market Value per Common Share on the date of grant pursuant to a merger or other corporate transaction.

6.4 Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed ten (10) years from the date of grant. Moreover, in the case of an ISO granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary or Parent, the term of the ISO shall in no event exceed five (5) years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s service.

6.5 Effect of Change in Control. The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company, subject to the following limitations:

(a) In the case of an ISO granted prior to March 31, 2006, the acceleration of exercisability shall not occur without the Optionee’s written consent.

(b) If the Company and the other party to the transaction constituting a Change in Control agree that such transaction is to be treated as a “pooling of interests” for financial reporting purposes, and if such transaction in fact is so treated, then the acceleration of exercisability shall not occur to the extent that the Company’s independent accountants and such other party’s independent accountants separately determine in good faith that such acceleration would preclude the use of “pooling of interests” accounting.

In addition, acceleration of exercisability may be required under Section 11.3.

6.6 Modification or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

6.7 Buyout Provisions. The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

6.8 ISO $100,000 Rule. Each Option shall be designated in the Stock Option Agreement as either an ISO or a NSO. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value:

(a) of Common Shares subject to a Participant’s ISO granted by the Company or any Subsidiary or Parent, which

(b) becomes exercisable for the first time during any calendar year (under all plans of the Company or any Subsidiary or Parent) exceeds $100,000, such excess Options shall be treated as NSO. For purposes of this Section 6.8, ISOs shall be taken into account in the order in which they were granted, and the Fair Market Value of the Common Shares shall be determined as of the time of grant.

ARTICLE 7. STOCK APPRECIATION RIGHTS.

7.1 Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted Employees, Outside Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion.

7.2 Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Employee, Outside Director and Consultant, subject to the limits set forth in Section 5.1.

7.3 Exercise of SARs. SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, will determine.

7.4 SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the Exercise Price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, will determine; provided, however, that the Exercise Price will not be less than 100% of the Fair Market Value on the date of grant.

7.5 Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement; provided, however, that no SAR will have a term of more than ten (10) years from the date of grant.

7.6 Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the SAR is exercised.

7.7 Form of Payment. The Company’s obligation arising upon the exercise of a SAR may be paid in Common Shares or in cash, or in any combination of Common Shares and cash, as the Committee, in its sole discretion, may determine. Shares issued upon the exercise of a SAR shall be valued at their Fair Market Value as of the date of exercise.

7.8 Exercisability; Rights of a Stockholder. SARs shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee in an Award Agreement; provided, however, that all SARs must be exercised within ten (10) years of the date they become exercisable or they shall automatically expire. The Committee may, at any time, accelerate the exercisability of all or any portion of any SAR. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s service.

7.9 Method of Exercise. SARs may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased.

The actual or constructive delivery of certificates representing the shares of Stock to be delivered pursuant to the exercise of a Stock Appreciation Right will be contingent upon fulfilling any requirements contained in the Stock Appreciation Right Award or Applicable Laws.

ARTICLE 8. PAYMENT FOR OPTION AND SAR SHARES.

8.1 General Rule. The entire Exercise Price of Common Shares issued upon exercise of Options and SARs shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except as follows:

(a) In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 8.

(b) In the case of an NSO or a SAR, the Committee may at any time accept payment in any form(s) described in this Article 8.

8.2 Surrender of Stock. To the extent that this Section 8.2 is applicable, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Participant. Such Common Shares shall be valued at their Fair Market Value on the date when the new Common Shares are purchased under the Plan.

8.3 Exercise/Sale. To the extent that this Section 8.3 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

8.4 Exercise/Pledge. To the extent that this Section 8.4 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to pledge all or part of the Common Shares being purchased under the Plan to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company.

8.5 Promissory Note. To the extent that this Section 8.5 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) a full-recourse promissory note. However, the par value of the Common Shares being purchased under the Plan, if newly issued, shall be paid in cash or cash equivalents.

8.6 Other Forms of Payment. To the extent that this Section 8.6 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 9. RESTRICTED SHARES.

9.1 Restricted Stock Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical. The Committee shall have complete discretion to determine the number of Restricted Shares granted to any Employee, Outside Director and Consultant, subject to the limits set forth in Section 5.2.

9.2 Payment for Awards. Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, full-recourse promissory notes, past services and future services. To the extent that an Award consists of newly issued Restricted Shares, the consideration shall consist exclusively of cash, cash equivalents or past services rendered to the Company (or a Parent or Subsidiary) or, for the amount in excess of the par value of such newly issued Restricted Shares, full-recourse promissory notes, as the Committee may determine.

9.3 Vesting Conditions. Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company, except as provided in the next following sentence. If the Company and the other party to the transaction constituting a Change in Control agree that such transaction is to be treated as a “pooling of interests” for financial reporting purposes, and if such transaction in fact is so treated, then the acceleration of vesting shall not occur to the extent that the Company’s independent accountants and such other party’s independent accountants separately determine in good faith that such acceleration would preclude the use of “pooling of interests” accounting.

9.4 Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(a) General Restrictions. The Committee may set restrictions based upon the achievement of Company-wide, Subsidiary-wide, departmental, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

(b) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals.

9.5 Voting and Dividend Rights. The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 10. RESTRICTED STOCK UNITS.

10.1 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Committee. Each Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify such other terms and conditions as the Committee, in its sole discretion, shall determine, including all terms, conditions, and restrictions related to the grant and the number of Restricted Stock Units (subject to the limitations set forth in Section 5.2).

10.2 Value of Restricted Stock Units. Each Restricted Stock Unit shall have an initial value equal to the Fair Market Value of a Common Share on the date of grant (and therefore shall be the equivalent of one Common Share for purposes of determining the number of Common Shares subject to an Award).

10.3 Vesting Criteria and Other Terms. The Committee shall set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant.

(a) General Restrictions. The Committee may set vesting criteria based upon the achievement of Company-wide, Subsidiary-wide, departmental, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion.

(b) Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set performance objectives based upon the achievement of Performance Goals.

10.4 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Committee, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

10.5 Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made as soon as practicable after the date(s) set forth in the Award Agreement. The Committee, in its sole discretion, shall pay earned Restricted Stock Units in Common Shares.

10.6 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units shall be forfeited to the Company.

ARTICLE 11. PROTECTION AGAINST DILUTION.

11.1 Adjustments. In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares, a declaration of a dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of (a) the number of Common Shares available for future Awards under Article 3, (b) the limitations set forth in Article 5, (c) the number of Common Shares covered by each outstanding Award, (d) the Exercise Price or purchase price under each outstanding Award, or (e) the number of Common Shares that may be granted pursuant to ISOs under Article 3. Except as provided in this Article 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

11.2 Dissolution or Liquidation. To the extent not previously exercised (with respect to Options and SARs) or vested (with respect to all other Awards), all outstanding Awards shall terminate immediately prior to the dissolution or liquidation of the Company.

11.3 Reorganizations. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement shall provide for (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding Awards or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards. In addition, the Committee may determine, at the time of granting an Award or thereafter, that all or part of such Award shall become vested in the event that a Change in Control occurs with respect to the Company, subject to the restrictions of Sections 6.5 and 9.3.

ARTICLE 12. DEFERRAL OF DELIVERY OF SHARES.

The Committee (in its sole discretion) may permit or require a Participant to have Common Shares that otherwise would be delivered to such Participant as a result of the exercise or grant of an Award converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Participant. A deferred compensation account established under this Article 12 may be credited with interest or other forms of investment return, as determined by the Committee. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such conversion, including (without limitation) the settlement of deferred compensation accounts established under this Article 12. Any deferral pursuant to this Article 12 shall be in accordance with rules and procedures established by the Committee, which rules and procedures shall, unless otherwise determined by the Committee, at all times comply with the requirements of Section 409A of the Code.

ARTICLE 13. AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Restricted Shares and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 14. LIMITATION ON RIGHTS.

14.1 Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

14.2 Stockholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, in the case of an Option or SAR, the time when he or she becomes entitled to receive such Common Shares by filing a notice of exercise and paying the Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

14.3 Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 15. WITHHOLDING TAXES.

15.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

15.2 Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 16. LIMITATION ON PAYMENTS.

16.1 Scope of Limitation. This Article 16 shall apply to an Award only if:

(a) The independent auditors most recently selected by the Board (the “Auditors”) determine that the after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under Section 4999 of the Code), will be greater after the application of this Article 16 than it was before the application of this Article 16; or

(b) The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 16 (regardless of the after-tax value of such Award to the Participant).

If this Article 16 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

16.2 Basic Rule. In the event that the Auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Article 16, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

16.3 Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Article 16, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Article 16 shall be binding upon the Company and the Participant and shall be made within 60 days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

16.4 Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

16.5 Related Corporations. For purposes of this Article 16, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

ARTICLE 17. FUTURE OF THE PLAN.

17.1 Term of the Plan. The Plan shall become effective on the date of the Company’s initial public offering. The Plan shall remain in effect until it is terminated under Section 17.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Common Shares available under Article 3 that was approved by the Company’s stockholders.

17.2 Amendment or Termination. The Board may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not adversely affect any Award previously granted under the Plan, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing (or electronic format) and signed by the Participant and the Company or its Affiliate.

ARTICLE 18. DEFINITIONS.

18.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

18.2 “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Fiscal Year, the Committee shall determine whether any significant item(s) shall be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

18.3 “Award” means any award of an Option, Stock Appreciation Right, Restricted Share or Restricted Stock Unit under the Plan.

18.4 “Award Agreement” means the agreement between the Company and the recipient of an Award that contains the terms, conditions and restrictions pertaining to such Award.

18.5 “Board” means the Company’s Board of Directors, as constituted from time to time.

18.6 “Cash Position” means as to any Performance Period, the Company’s or business unit’s level of cash and cash equivalents.

18.7 “Change in Control” shall mean:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which 50% or fewer of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

18.8 “Code” means the Internal Revenue Code of 1986, as amended.

18.9 “Committee” means a committee of the Board, as described in Article 2.

18.10 “Common Share” means one share of the common stock of the Company.

18.11 “Company” means Redback Networks Inc., a Delaware corporation.

18.12 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor. Service as a Consultant shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

18.13 “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

18.14 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

18.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

18.16 “Exercise Price” means the amount for which one Common Share may be purchased upon exercise of such Option or SAR, as specified in the applicable Award Agreement.

18.17 “Fair Market Value” means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

18.18 “Fiscal Year” means a fiscal year of the Company.

18.19 “ISO” means an incentive stock option described in Section 422(b) of the Code.

18.20 “Net Income” means as to any Performance Period, the income after taxes of the Company or a business unit determined in accordance with generally accepted accounting principles, provided that prior to the beginning of the Performance Period, the Committee shall determine whether any significant item(s) shall be included or excluded from the calculation of Net Income with respect to one or more Participants.

18.21 “NSO” means a stock option not described in Sections 422 or 423 of the Code.

18.22 “Operating Cash Flow” means as to any Performance Period, the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally acceptable accounting principles.

18.23 “Operating Income” means as to any Performance Period, the Company’s or a business unit’s income from operations determined in accordance with generally accepted accounting principles.

18.24 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

18.25 “Optionee” means an individual or estate who holds an Option.

18.26 “Outside Director” shall mean a member of the Board who is not an Employee. Service as an Outside Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.

18.27 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

18.28 “Participant” means an individual or estate who holds an Award.

18.29 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, and (d) Net Income, (e) Operating Cash Flow (f) Operating Income, (g) Return on Assets, (h) Return on Equity, (i) Return on Sales, and (j) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall appropriately adjust any evaluation of performance under a Performance Goal to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or of a business unit or product line of the Company or against specific markets, and/or (v) to the extent not otherwise specified by the definition of the Performance Goal, on a pre-tax or after-tax basis.

18.30 “Performance Period” means the time period of any Fiscal Year or such longer period as determined by the Committee in its sole discretion during which the performance objectives must be met.

18.31 “Plan” means this Redback Networks Inc. 1999 Stock Incentive Plan, as amended from time to time.

18.32 “Restricted Share” means a Common Share awarded under the Plan.

18.33 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

18.34 “Restricted Stock Unit” means an Award granted pursuant to Article 10 of the Plan.

18.35 “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

18.36 “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles

18.37 “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

18.38 “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Article 7 of the Plan.

18.39 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

18.40 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

18.41 “Total Stockholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a share of the Company’s common stock.